EXHIBIT 99

Tel-Instrument Electronics Corp States No Material Events

    CARLSTADT, N.J.--(BUSINESS WIRE)--April 21, 2004--Tel-Instrument Electronics Corp today stated that it is unaware of any reason for the recent activity in its stock price and trading volume. The Company does not know of any material information not previously disclosed.
    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.
    Newly acquired Innerspace Technology, Inc.
(www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.
    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp
             Joseph P. Macaluso, 201-933-1600